Ex-99.d.1.iii

Delaware Management Company
2005 Market Street
Philadelphia, PA 19103

April 15, 2008

Delaware VIP Trust
2005 Market Street
Philadelphia, PA 19103

Re:	Expense Limitations

Ladies and Gentlemen:

     By our execution of this letter agreement (the “Agreement”), intending to be legally bound hereby, Delaware Management Company, a series of Delaware Management Business Trust (the “Manager”), agrees that in order to improve the performance of Delaware VIP Capital Reserves Series, Delaware VIP High Yield Series, Delaware VIP International Value Equity Series, and Delaware VIP Select Growth Series (collectively, the “Series”), which are series of Delaware VIP Trust, the Manager shall waive all or a portion of its investment advisory fees and/or reimburse expenses (excluding any 12b-1 plan expenses, taxes, interest, inverse floater program expenses, brokerage fees, short-sale dividend and interest expenses, certain insurance costs and non-routine expenses or costs, including but not limited to, those relating to reorganizations, litigation, conducting shareholder meetings and liquidations (collectively, “non-routine expenses”)) in an aggregate amount equal to the amount by which the Series’ total operating expenses (excluding any 12b-1 plan expenses, taxes, interest, brokerage fees, short-sale dividend and interest expenses, certain insurance costs and non-routine expenses) exceed the percentages set forth below for the period May 1, 2008 through April 30, 2009. For purposes of this Agreement, non-routine expenses may also include such additional costs and expenses as may be agreed upon from time to time by the Series’ Board and the Manager. Inverse floater program expenses include, but are not limited to, interest expense, remarketing fees, liquidity fees, and trustees’ fees from the Series’ participation in inverse floater programs where it has transferred its own bonds to a trust that issues the inverse floaters.

Fund	Expense Cap
Delaware Capital Reserves Series	0.62%
Delaware High Yield Series	0.74%
Delaware International Value Equity Series	1.01%
Delaware Select Growth Series	0.96%

     The Manager acknowledges that it (1) shall not be entitled to collect on, or make a claim for, waived fees at any time in the future, and (2) shall not be entitled to collect on, or make a claim for, reimbursed Series expenses at any time in the future.

Delaware Management Company, a series of
Delaware Management Business Trust

By:	/s/ Philip N. Russo
	Name:	Philip N. Russo
	Title:	Executive Vice President
	Date:	April 15, 2008

Your signature below acknowledges acceptance of this Agreement:

Delaware VIP Trust

By:	/s/ Patrick P. Coyne
	Name:	Patrick P. Coyne
	Title:	President & Chief Executive Officer
	Date:	April 15, 2008